Exhibit 99.1

GrowGeneration Corp. to Participate in Upcoming Virtual Conferences

DENVER, Nov. 12, 2021 /CNW/ - GrowGeneration Corp. (NASDAQ: GRWG), ("GrowGen" or the "Company") the largest chain of specialty hydroponic and organic garden centers, announced today that the Company will participate in the following virtual Investor Conferences.

Jefferies Virtual West Coast Consumer Conference

Wednesday, November 17 at 1:10 pm EST., Darren Lampert, Chairman, and Chief Executive Officer, will hold a fireside chat with Jefferies analyst Owen Bennett.  The company will hold virtual one-on-one meetings with institutional investors throughout the day. For information or to schedule a one-on-one meeting, contact your Jefferies Institutional representative.

Cowen 4th Annual Cannabis Conference

Wednesday, December 1 at 11:40 am EST., Darren Lampert, Chairman, and Chief Executive Officer, will participate on the panel 'The Cannabis Supply Chain.'  The company will hold virtual one-on-one meetings with institutional investors throughout the day. For information or to schedule a one-on-one meeting, contact your Cowen Institutional representative.

Wolfe Global Consumer Growth Conference

Wednesday, December 15 at 11:40 am EST., Darren Lampert, Chairman, and Chief Executive Officer, will participate on the panel 'What's Next in Cannabis?'  The company will hold virtual one-on-one meetings with institutional investors throughout the day. For information or to schedule a one-on-one meeting, contact your Wolfe representative.

About GrowGeneration Corporation

GrowGen owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 62 stores, which include 23 locations in California, 8 locations in Colorado, 7 locations in Michigan, 5 locations in Maine, 5 locations in Oklahoma, 4 locations in Oregon, 3 locations in Washington, 2 locations in Nevada, 1 location in Arizona, 1 location in Rhode Island,1 location in Florida, 1 location in Massachusetts and 1 location in New Mexico.

GrowGen also operates an online superstore for cultivators at growgeneration.com and B2B e-commerce platform, agron.io. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers.

Company Inquiries:

GrowGeneration Corp.
610-216-0057
michael@growgeneration.com

Investor Contact:

John Evans
GrowGeneration Corp.
415-309-0230
john.evans@growgeneration.com